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                                                                    EXHIBIT 23.3


                       Consent of Independent Auditors


The Board of Directors
Graphix Zone, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Graphix Zone, Inc. of our report dated August 22, 1996, except as to note 19 which is as of September 25, 1996, relating to the consolidated balance sheet of Graphix Zone, Inc. as of June 30, 1996, and the related consolidated statements of operations, shareholders equity and cash flows and related schedule for the year then ended, which report appears in the June 30, 1996 Annual Report on Form 10-K of Graphix Zone, Inc.

                                       /s/ KPMG Peat Marwick LLP


Orange County, California
October 31, 1996




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